Exhibit 99.1

 Eagle Rock Energy Partners, L.P. Announces Restatement of Second Quarter 2007 Financials, Having No Change to Second Quarter 2007 Margins, Net Income/Loss, Cash Flows, Members' Equity, Adjusted EBITDA, Segment Profit or Balance Sheet

     HOUSTON--(BUSINESS WIRE)--Oct. 25, 2007--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) ("Eagle Rock" or the "Partnership") announced today that management of Eagle Rock Energy G&P, LLC ("G&P"), the general partner of the general partner of the Partnership, intends to correct certain accounting errors discovered in the second quarter 2007 financial statement information of subsidiaries of the Partnership acquired from Laser Midstream Energy, L.P. ("Laser") during the second quarter of 2007. Management has determined that the previous accounting treatment resulted in an overstatement of the Partnership's gross revenues and cost of goods sold for the second quarter of 2007 by approximately $25.6 million, but because costs were overstated by the same amount as revenue, there was no resulting impact on second quarter 2007 margins, net income/loss, cash flows, members' equity, Adjusted EBITDA, Segment Profit, or balance sheet.

     These accounting matters regarding the acquired subsidiaries' second quarter 2007 financial statement information only impact the Partnership's South Texas Segment and relate solely to two items: (i) marketing service agency agreements and (ii) intra-segment transactions. Certain of the subsidiaries' marketing service agency agreements were accounted for on a "gross" revenue basis -- recording gross revenues and gross expenses related to the natural gas transaction covered by the agency agreements as if title and/or credit risk had effectively passed to the Partnership, rather than on a "net" revenue basis -- recording only the agency fee as revenue, properly reflecting the fact that neither title nor credit risk actually passed to the Partnership. The newly acquired subsidiaries also recorded a number of intra-segment transactions related to the South Texas Segment, and these intra-segment transactions were not properly eliminated as part of the consolidation of financial statement information for the second quarter of 2007, resulting in an overstatement of revenues and costs by an equal amount.

     Management discovered these accounting matters during preparation of its third quarter financial statements. After discussions between management and the Audit Committee of the Board of Directors of G&P, on October 24, 2007, management, at the direction of the Audit Committee, concluded that the Partnership should restate previously issued interim unaudited condensed consolidated financial statements for the three and six months ended June 30, 2007 to reflect the proper accounting treatment for these items. Accordingly, the Partnership will file, as soon as possible, a restatement amendment to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

     In light of the restatement of interim financial information, the unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets previously issued by the Partnership as of and for the three and six months ended June 30, 2007 should no longer be relied upon.

     Management believes that the net effect of adjustments that will be made in the restatement will be to reduce total revenues for the three and six months ended June 30, 2007 by approximately $25.6 million and to reduce total cost of goods sold for the same periods by an equal amount. Management also believes that the restatement will have no impact on the Partnership's previously reported margins, net income/loss, cash flows, members' equity, Adjusted EBITDA, Segment Profit, or balance sheet. The Audit Committee and management of G&P, on behalf of the Partnership, have discussed the foregoing matters with the Partnership's independent registered public accounting firm, Deloitte & Touche LLP, and will continue to discuss with Deloitte & Touche LLP during the Partnership's preparation and filing of the Form 10-Q/A for the second quarter.

     While management regrets that the discovery of these accounting matters was not made prior to the filing of the Partnership's second quarter Form 10-Q, management is pleased that these accounting matters have been identified in a timely fashion following the acquisition of the subsidiaries from Laser. Management believes that accounting errors in the second quarter Form 10-Q financial statements are limited to (i) these particular subsidiaries (acquired in the second quarter), (ii) the South Texas Segment, and (iii) an equal overstatement of gross revenues and cost of goods sold - such that margins, net income/loss, cash flows, members' equity, Adjusted EBITDA, Segment Profit, or balance sheet will remain unaffected.

     Joseph A. Mills, chief executive officer, stated, "While we are restating our second quarter 2007 interim and unaudited financial statements to apply a consistent accounting treatment to certain contracts we acquired in our Laser transaction, the underlying economics of those contracts and our company as a whole are not affected by this restatement. We view this restatement as having minimal, if any, consequence to our investors as it does not change or affect our reported gross margins, net income/loss, cash flow, members' equity, Adjusted EBITDA, Segment Profit, or balance sheet during the periods being restated. We continue to execute on our business plan and strive to provide accurate and timely information to our unitholders."

     Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

     Adjusted EBITDA is defined as net income (loss) plus income tax, interest-net, depreciation and amortization expense, other non-cash operating expenses less non realized revenues risk management loss (gain) activities and less net income from discontinued operations.

     Segment Profit (loss) is defined as sales to external customers minus cost of natural gas and natural gas liquids and other cost of sales for the midstream segments and royalty income and lease bonus income less production taxes and depletion for the upstream segment. Sales to external customers for the corporate column include the impact of the risk management activities.

     This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.


     CONTACT: Eagle Rock Energy Partners, L.P.
              Alfredo Garcia, 281-408-1204